UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2012

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a)	The Annual Meeting of Stockholders of United Stationers Inc. (the “Company”) was held in Deerfield, Illinois on Wednesday, May 16, 2012.

(b)	The following matters were voted on by the Company’s Stockholders at the Annual Meeting and received the following votes:

1.	Proposal 1 - Election of four Directors each to serve for a three-year term expiring in 2015:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
William M. Bass	38,623,576	147,039	1,130,080
Charles K. Crovitz	38,424,243	346,372	1,130,080
Stuart A. Taylor, II	38,596,596	174,019	1,130,080
Jonathan P. Ward	12,472,819	26,297,796*	1,130,080

*	Jonathan Ward was elected to the Board in July 2011. At the time of his election, the Board was aware of Mr. Ward’s pre-existing commitments that conflicted with certain Board meetings in 2011. As a result of these commitments, Mr. Ward attended 63% of the meetings of the Board and the Board committees of which he was a member. Notwithstanding these circumstances, because Mr. Ward attended less than 75% of the Board and Board committee meetings, certain proxy advisory firms recommended a “withhold” vote on Mr. Ward’s election, which contributed to the number of withhold votes reported for Mr. Ward. The Board does not anticipate any impediments to Mr. Ward’s regular attendance at future Board and Board committee meetings.

2.	Proposal 2 – A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
No. of Shares	39,245,214	654,984	497	0

3.	Proposal 3 – An advisory (nonbinding) vote on the compensation of the Company’s named executive officers:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
No. of Shares	38,355,644	377,620	37,351	1,130,080

(c)	Not applicable

(d)	Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: May 18, 2012	/s/ Eric A. Blanchard
Senior Vice President, General Counsel and
Secretary